Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Ms. Israel Vizel, President
Marathon Bar Corp.
113 Barksdale Professional Center
Newark, DE 19711

Dear Mr. Vizel:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Marathon Bar Corp. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated November 21, 2011, as of and for the periods ended November 18, 2011 and from inception to November 18, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
January 13, 2012